Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Bryan Locke and Lindsay Molk
+1 312-517-5725	Sard Verbinnen & Co
ir@gogoair.com	Gogo-SVC@sardverb.com

Gogo Completes Sale of Commercial Aviation Business to Intelsat

Financially Stronger Gogo Well Positioned to Drive Growth and Continued Investment in Market-

Leading Business Aviation Products and Services

CHICAGO – December 1, 2020 – Gogo Inc. (NASDAQ: GOGO) (“Gogo”) today announced it has completed the sale of its Commercial Aviation (CA) business to a subsidiary of Intelsat S.A. (OTC: INTEQ) (“Intelsat”) for $400 million in cash. Gogo will continue as a publicly traded company, now singularly focused on leveraging its ATG network and proprietary spectrum to serve the business aviation market. The proceeds from the transaction significantly strengthen Gogo’s financial position by reducing its net debt position and enhancing the company’s ability to invest in growth opportunities, including Gogo 5G.

“The completion of the sale of our CA business to Intelsat marks the beginning of a new chapter for Gogo; we are a leader in business aviation and now turn our singular focus toward serving that attractive market,” said Oakleigh Thorne, President and CEO of Gogo. “Our business aviation division has proven resilient in the face of the COVID-19 pandemic, as the number of business aircraft online today has nearly returned to January levels.

“Looking forward, we see great opportunity to create value for our customers, employees and shareholders,” Thorne said. “And on behalf of all of us at Gogo, I want to extend my sincere thanks to the talented CA team that joins Intelsat today. The opportunities that await them are a testament to their unwavering dedication and commitment to Gogo and their aviation partners.”

Immediately following closing, and after Gogo’s $53 million semi-annual interest payments in November, Gogo had approximately $460 million in cash-on-hand and net debt of approximately $770 million. As previously disclosed, Gogo intends to undertake a comprehensive refinancing prior to the first call date of its senior secured notes in May 2021 to align its balance sheet with its new business structure, reduce its interest expense, and facilitate the repayment at maturity of Gogo’s convertible notes, of which $238 million aggregate principal amount are currently outstanding.

Gogo expects to provide an update on its strategic and long-term financial planning process on its fourth quarter earnings call.

About Gogo

Gogo is the leading global provider of network and broadband connectivity products and services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, in-flight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

There are more than 1,500 business aircraft currently flying with Gogo’s AVANCE L5 or L3 installed. As of September 30, 2020, Gogo reported 5,577 aircraft flying with its air-to-ground (ATG) systems onboard, and 4,737 aircraft with satellite connectivity installed. Connect with us at business.gogoair.com.